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                                                                  EXHIBIT 10 (q)

Summary of Compensation Arrangements for Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee (the "Compensation Committee") on February 14, 2005 for the Company's Chief Executive Officer and the other four most highly compensated executive officers in 2004 (the "Named Executive Officers").

The Compensation Committee approved the following base salaries, effective March 1, 2005, for the Named Executive Officers:

William C. Weldon, Chairman/CEO                             $1,600,000
Robert J. Darretta, Vice Chairman/CFO                       $  990,000
Chris Poon, Vice Chairman/Worldwide Chairman,               $  925,000
         Medicines & Nutritionals Group
Per A. Peterson, Chairman, R&D, Pharmaceuticals Group       $  807,000
Russell C. Deyo, Vice President, General Counsel            $  710,000

The Compensation Committee has approved the following bonus payments for performance in 2004 (comprised of cash and the fair market value of Common Stock awards on February 14, 2005):

Mr. Weldon       $2,500,000
Mr. Darretta     $  874,500
Ms. Poon         $  856,000
Dr. Peterson     $  798,750
Mr. Deyo         $  689,000

The Compensation Committee has approved the following stock option grants under the Company's 2000 Stock Option Plan at an exercise price of $66.18, which was the fair market value of the Company's Common Stock on the date of grant. The options will become exercisable on February 15, 2008 and expire on February 13, 2015.

Mr. Weldon        410,000
Mr. Darretta      160,000
Ms. Poon          185,000
Dr. Peterson      150,000
Mr. Deyo          125,000

The Compensation Committee has approved the following long term incentive plan awards in recognition of performance during 2004 under the Company's Certificate of Extra Compensation ("CEC") Program. Awards are not paid out until retirement or other

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termination of employment. As of the end of fiscal year 2004, the CEC value per unit was $19.71. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

Mr. Weldon           100,000 CEC Units
Mr. Darretta          50,000 CEC Units
Ms. Poon             100,000 CEC Units
Dr. Peterson         120,000 CEC Units
Mr. Deyo              95,000 CEC Units

Compensation Arrangements for Non-Employee Directors

Each Non-Employee Director receives an annual fee of $85,000 for his or her services as director. In addition, directors receive $5,000 for service on a committee of the Board of Directors or $15,000 if chairperson of the committee. The Presiding Director is paid an annual fee of $10,000.

Under the 2005 Long-Term Incentive Plan being submitted to the shareholders for approval at the 2005 Annual Meeting, each Non-Employee Director would receive non-retainer equity compensation each year in the form of restricted or deferred stock having a value of $100,000. Subject to shareholder approval of the 2005 Long-Term Incentive Plan, each Non-Employee Director will receive a grant of 1,511 shares of restricted stock, based upon the fair market value of the Common Stock of the Company on February 14, 2005. These shares of restricted stock will not be issued unless such Plan is approved by the shareholders. In addition, each future director will receive a one-time grant of 1,000 shares of Company Common Stock upon first becoming a member of the Board of Directors.